UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2005

ENTERPRISE GP HOLDINGS L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-32610	13-4297064
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

2727 North Loop West, Houston, Texas	77008-1044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 426-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On October 26, 2005, Enterprise GP Holdings L.P. issued a press release regarding its consolidated and parent-only financial results for the three and nine month periods ended September 30, 2005 and 2004 and held a webcast conference call discussing those results. A copy of the earnings press release is filed as Exhibit 99.1 to this report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be available for replay on Enterprise GP Holdings L.P.’s website at www.enterprisegp.com. The conference call will be archived on our website for 90 days.

Unless the context requires otherwise, references to “we,” “us,” “our,” or “Enterprise GP Holdings” refer to the consolidated business and operations of Enterprise GP Holdings L.P. References to Enterprise Products Partners refer to Enterprise Products Partners L.P. and its subsidiaries.

Basis of Presentation of Financial Information – Consolidated and Parent-Only

In accordance with generally accepted accounting principles, the transfer of net assets to us from affiliates of EPCO, Inc. (“EPCO”) in August 2005 was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. As a result, the historical consolidated financial information of Enterprise GP Holdings presented in this press release for periods prior to its receipt of such contributions from EPCO has been presented using the consolidated financial information of Enterprise Products GP, LLC (the general partner of Enterprise Products Partners), which has been deemed the predecessor company of Enterprise GP Holdings. Our consolidated financial information represents our primary (general purpose) financial information as a publicly-held registrant.

Enterprise GP Holdings L.P. (the “parent company”) has no separate operating activities apart from those conducted by Enterprise Products Operating L.P. (the Operating Partnership of Enterprise Products Partners.). The parent company’s principal sources of cash flow are its investments in limited and general partner ownership interests of Enterprise Products Partners. The parent company’s primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners.

In order for our unitholders and others to more fully understand the financial condition and results of operations of the parent company on a standalone basis, this press release includes financial information of the parent company apart from that of our consolidated partnership. In general, financial information for the parent company primarily reflects the period since the completion of its initial public offering on August 29, 2005.

The parent-only tatement of operations includes earnings from its equity-method investments in Enterprise Products Partners and Enterprise Products GP, LLC as a component of operating income. These investments are the primary source of earnings for the parent company on a standalone basis. In accordance with accounting principles generally accepted in the United States of America (“GAAP”), such equity earnings are eliminated in the consolidation of Enterprise Products Partners’ and Enterprise Products GP, LLC’s financial statements with those of the parent company.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Cash Available for Distribution. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Cash Available for Distribution. We define Cash Available for Distribution as cash distributions expected to be received from Enterprise Products Partners in connection with the parent company’s investments in limited and general partner interests of Enterprise Products Partners minus our parent-only company expenditures for general and administrative costs and debt service and EPE Holdings, LLC’s (the general partner of Enterprise GP Holdings) share of such net cash flows. Cash Available for Distribution is a significant liquidity metric used by our senior management to compare the net cash flows generated from the parent company’s equity investments to the cash distributions the parent company is expected to pay its unitholders. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Cash Available for Distribution is an important non-GAAP financial measure for the parent company’s limited partners since it indicates to investors whether or not its investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial metrics such as Cash Available for Distribution are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to Cash Available for Distribution is cash flow from operating activities.

Item 9.01. Financial Statements and Exhibits.

(a)   Financial statements of businesses acquired.

Not applicable.

(b)   Pro forma financial information.

Not applicable.

(c)   Exhibits.

Exhibit No.	Description

99.1	Enterprise GP Holdings L.P. press release dated October 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE GP HOLDINGS L.P.

By:	EPE Holdings, LLC,
its General Partner

Date: October 26, 2005	By: ___/s/ Michael J. Knesek_______________
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal
Accounting Officer of EPE Holdings, LLC

Exhibit Index

Exhibit No.	Description

99.1	Enterprise GP Holdings L.P. press release dated October 26, 2005.